EX99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Katie Hayes, Director of Investor Relations @ 630-574-3012

Great Lakes Dredge & Dock Corporation to Present at Deutsche Bank Global

Industrials and Basic Materials Conference

Oak Brook, Illinois – June 6, 2013 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) announced Jonathan Berger, Chief Executive Officer, will be presenting at the Deutsche Bank Global Industrials and Basic Materials Conference in Chicago on Thursday, June 13, 2013.

The presentation is scheduled to begin at 3:40 p.m. (C.D.T.). A live webcast of this presentation will be available on the Investor Relations section of the Company’s website at www.gldd.com. The webcast and accompanying slide presentation will be archived on the website within 24 hours and will be available for at least two weeks.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition and remediation services primarily in the Northeast and Midwest. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 123-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.